Exhibit 10.109

AMENDMENT TO THE MASTER AGREEMENT

This AMENDMENT TO THE MASTER AGREEMENT (“Master Agreement Amendment”) is made this 6th day of April, 2012 (the “Effective Date”), by and between Intel Corporation, a Delaware corporation (“Intel”) and Micron Technology, Inc., a Delaware corporation (“Micron”). Each of Intel and Micron may be referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS:

A.    Intel and Micron are parties to that certain Master Agreement by and between Intel and Micron, dated November 18, 2005 (the “2005 Master Agreement”).
B.    Intel, Intel Technology Asia Pte Ltd, a private limited company organized under the laws of Singapore, Micron, Micron Semiconductor Asia Pte. Ltd., a private limited company organized under the laws of Singapore, IM Flash Technologies, LLC, a Delaware limited liability company, and IM Flash Singapore, LLP, a limited liability partnership organized under the laws of Singapore, are parties to that certain 2012 Master Agreement, dated as of February 27, 2012 (the “2012 Master Agreement”).
C.    Pursuant to the terms and conditions of the 2012 Master Agreement, the Parties desire to amend the 2005 Master Agreement.
THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	Modifications. Micron and Intel modify the 2005 Master Agreement as follows:
a.    Each of Article 2, Article 3, Sections 4.1-4.4, 4.6-4.8, Sections 4.10-4.14 and Section 4.16(B) is hereby replaced in its entirety with “[Reserved].”
b.    Section 4.18 is modified as follows:
“4.18    Tax Matters. The Parties shall cooperate in a good faith, commercially reasonable manner to maximize tax benefits or minimize tax costs of the Joint Venture Company, and of the Parties or their Affiliates with respect to the activities of the Joint Venture Company, consistent with the overall goals of the Joint Venture Documents. Such cooperation may include, but shall not be limited to, amending one or more of the Joint Venture Documents or seeking a ruling from a taxing authority; provided, however, that neither of the Parties shall be required to consent to amend any of the Joint Venture Documents or take other action that such Party reasonably determines is not commercially reasonable, and; provided, further, that if one Party (and its Affiliates) is not likely (based on reasonable assumptions and projections) to benefit directly or indirectly from an action requested by the other Party pursuant to this Section 4.18, then the Parties shall use good faith commercially reasonable efforts to enter into an agreement requiring the requesting Party to reimburse the other Party for the reasonable out-of-pocket costs incurred by that other Party to effect the change desired by the requesting Party, and the other Party shall not be required to incur such costs until such an agreement has been entered into.”
c.    Each of Section 4.19, Article 5 and Section 6.1(B) is hereby replaced in its entirety with “[Reserved].”
d.    Section 6.2 is modified as follows:
“6.2    Indemnification.
(A) Intel will indemnify, defend and hold harmless Micron, Micron's subsidiaries and the Joint Venture Company and their officers, directors, employees and agents against any and all liabilities, damages, losses, costs and expenses (including reasonable attorneys' and consultants' fees and expenses) (collectively, “Losses”), incurred or suffered by them as a result of (1) any failure to perform or comply with any covenant or agreement of Intel in this Agreement or (2) any liabilities, debts, obligations or duties of Intel that are not expressly assumed by the Joint Venture Company under this Agreement or another Joint Venture Document and that are outside the scope of any representation or warranty of Intel set forth in the Original Master Agreement that is the subject of the indemnification obligation set forth in Section 6.2(A)(1) of the Original Master Agreement. In addition, all of Intel's indemnification obligations under Section 6.2(A)(2) will terminate on the tenth anniversary of the Closing Date.
(B) Micron will indemnify, defend and hold harmless Intel, Intel's subsidiaries and the Joint Venture Company and their officers, directors, employees and agents against any and all Losses incurred or suffered by them as a result of (1) any failure to perform or comply with any covenant or agreement of Micron in this Agreement, (2) any violation of any Environmental Laws arising from or relating to conditions existing or events occurring on any of the Contributed Property or the Micron Retained Property prior to the Closing Date, or (3) any liabilities, debts, obligations or duties of Micron that are not expressly assumed by the Joint Venture Company under this Agreement or another Joint Venture Document and that are outside the scope of any representation or warranty of Micron set forth in the Original Master Agreement that is the subject of the indemnification obligation set forth in Section 6.2(B)(1) of the Original Master Agreement and outside the scope of the environmental indemnity set forth in Section 6.2(B)(2) above; provided, however, that (x) Micron shall not be liable under Section 6.2(B)(2) until aggregate Losses as a result of such failures exceed $10,000,000, at which point Micron shall be liable only for the amount of such Losses in excess of $10,000,000; and (y) Micron's aggregate liability under Section 6.2(B)(2) for Losses that exceed $10,000,000 shall not exceed

$50,000,000. In addition, all of Micron's indemnification obligations under Sections 6.2(B)(2) and 6.2(B)(3) will terminate on the tenth anniversary of the Closing Date.”
e.    Article 7 is hereby replaced in its entirety with “[Reserved].”
f.    The definition of “Closing Date” in Appendix A to the 2005 Master Agreement is revised as follows:
“Closing Date” means January 6, 2006.
g.    The following definition shall be added to Appendix A to the 2005 Master Agreement:
“Original Master Agreement” means that certain Master Agreement by and between Intel and Micron dated November 18, 2005, without giving effect to any amendments thereto.
h.    Except as specifically amended hereby, the 2005 Master Agreement shall remain in full force and effect. This Master Agreement Amendment shall be deemed a part of the 2005 Master Agreement, the terms of which are incorporated herein by this reference.

2.	Certain Interpretive Matters.
a.    Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to such terms in the 2005 Master Agreement.
b.    Unless the context requires otherwise, (1) all references to Sections, Articles, Exhibits, Appendices or Schedules are to Sections, Articles, Exhibits, Appendices or Schedules of or to this Master Agreement Amendment, (2) words in the singular include the plural and vice versa, (3) the term “including” means “including without limitation,” and (4) the terms “herein,” “hereof,” “hereunder” and words of similar import shall mean references to this Master Agreement Amendment as a whole and not to any individual section or portion hereof.
c.    No provision of this Master Agreement Amendment will be interpreted in favor of, or against, any of the Parties by reason of the extent to which any such Party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft of this Master Agreement Amendment or such provision.
d.    The headings of the Articles and Sections in this Master Agreement Amendment are provided for convenience of reference only and shall not be deemed to constitute a part hereof.
3.    Choice of Law. This Master Agreement Amendment shall be construed and enforced in accordance with and governed by the laws of the State of Delaware, USA, without giving effect to the principles of conflict of laws thereof.
4.    Severability. Should any provision of this Master Agreement Amendment be deemed in contradiction with the laws of any jurisdiction in which it is to be performed or unenforceable for any reason, such provision shall be deemed null and void, but this Master Agreement Amendment shall remain in full force in all other respects. Should any provision of this Master Agreement Amendment be or become ineffective because of changes in applicable laws or interpretations thereof, or should this Master Agreement Amendment fail to include a provision that is required as a matter of law, the validity of the other provisions of this Master Agreement Amendment shall not be affected thereby. If such circumstances arise, the Parties hereto shall negotiate in good faith appropriate modifications to this Master Agreement Amendment to reflect those changes that are required by applicable law.
5.    Counterparts. This Master Agreement Amendment may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
[Signatures Page Follows]

IN WITNESS WHEREOF, the parties have executed and delivered this Master Agreement Amendment as of the date first set forth above.

INTEL CORPORATION		MICRON TECHNOLOGY, INC.
By:	/s/ Brian Krzanich	By:	/s/ D. Mark Durcan
	Brian Krzanich Senior Vice President, Chief Operating Officer		D. Mark Durcan Chief Executive Officer

THIS IS THE SIGNATURE PAGE FOR THE
AMENDMENT TO THE MASTER AGREEMENT
ENTERED INTO BY AND BETWEEN
INTEL CORPORATION AND MICRON TECHNOLOGY, INC.